Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: Brad Delco Senior Vice President – Finance (479) 820-2723

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE FIRST QUARTER 2024

■	First Quarter 2024 Revenue:	$2.94 billion; down 9%
■	First Quarter 2024 Operating Income:	$194.4 million; down 30%
■	First Quarter 2024 EPS:	$1.22 vs. $1.89; down 35%

LOWELL, Ark., April 16, 2024 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced first quarter 2024 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $127.5 million, or diluted earnings per share of $1.22 versus first quarter 2023 net earnings of $197.8 million, or $1.89 per diluted share.

Total operating revenue for the current quarter was $2.94 billion compared with $3.23 billion for the first quarter 2023, a decrease of 9%. The decline in revenue was primarily driven by a 9% decrease in segment gross revenue per load in both Intermodal (JBI) and Truckload (JBT), 22% fewer loads in Integrated Capacity Solutions™ (ICS), and a modest decline in average trucks and productivity in Dedicated Contract Services® (DCS®) compared to the prior year period. Revenue declines in JBI, ICS, JBT and DCS were partially offset by Final Mile Services® (FMS) revenue growth of 2%, primarily driven by new contracts implemented over the past year. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased approximately 7% versus the first quarter 2023.

Operating income for the current quarter decreased 30% to $194.4 million versus $277.5 million for the first quarter 2023. The decrease in operating income was primarily due to a combination of lower volumes and yield pressure in JBI, ICS and JBT, as well as increases in equipment, insurance and claims, and bad debt expense. Operating income as a percentage of gross revenue decreased year-over-year as a result of higher professional driver and non-driver wages and benefits, equipment, and insurance and claims expenses as a percentage of gross revenue. These items were partially offset by lower rail and truck purchased transportation costs as a percentage of gross revenue.

Net interest expense for the current quarter increased approximately 6% from first quarter 2023 due to higher effective interest rates and consolidated debt balance, partially offset by higher interest income.

The effective income tax rate increased to 28.7% in the current quarter compared to 24.7% in the first quarter 2023, due to discrete tax items. We continue to expect our 2024 annual tax rate to be between 24.0% and 25.0%.

Segment Information:

Intermodal (JBI)

■	First Quarter 2024 Segment Revenue:	$1.40 billion; down 9%
■	First Quarter 2024 Operating Income:	$101.9 million; down 40%

Intermodal volume was flat versus the same period in 2023. Transcontinental network loads increased 5%, while eastern network loads decreased 7% compared to the first quarter 2023. Overall demand for our domestic intermodal service offering in the quarter was weaker than expected, partially attributable to competition from over-the-road truck options in the eastern network, and our disciplined approach to the market for the value our services provide. Segment gross revenue decreased 9% from the prior year period, driven by a 9% decrease in segment gross revenue per load, resulting from changes in the mix of freight, customer rates, and fuel surcharge revenue. Revenue per load excluding fuel surcharge revenue was down 8% year-over-year.

Operating income decreased 40% in the first quarter primarily from lower yields. JBI segment operating income as a percentage of segment gross revenue declined versus the prior-year period as a result of increases in professional driver and non-driver wages and benefits, higher equipment and maintenance expenses, and insurance premium costs as a percentage of gross revenue. During the period we onboarded approximately 1,140 new units of container capacity. The current period ended with approximately 119,300 units of trailing capacity and approximately 6,300 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	First Quarter 2024 Segment Revenue:	$860 million; down 2%
■	First Quarter 2024 Operating Income:	$93.6 million; down 9%

DCS revenue decreased 2% during the current quarter over the same period 2023, driven by a 1% decline in average trucks combined with a 1% decline in productivity (gross revenue per truck per week). Productivity excluding fuel surcharge revenue increased 1% from a year ago driven by contracted indexed-based price escalators, partially offset by an increase in idled equipment. On a net basis, there were 71 fewer revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period, and 2 more versus the end of the fourth quarter 2023. Customer retention rates are approximately 91%, largely reflecting the downsizing of fleets and to a lesser extent account losses.

Operating income decreased 9% from the prior year quarter. The decrease was primarily driven by lower revenue; increases in insurance premiums, equipment and bad debt expense; and higher new account start-up costs as compared to the prior year period. These items were partially offset by lower maintenance costs and the maturing of new business onboarded over the past trailing twelve months.

Integrated Capacity Solutions (ICS)

●	First Quarter 2024 Segment Revenue:	$285 million; down 26%
●	First Quarter 2024 Operating Loss:	$(17.5) million; vs. $(5.4) million in Q1’23

ICS revenue declined 26% during the current quarter versus the first quarter 2023. Overall segment volume decreased 22% versus the prior year period. Revenue per load decreased 5% compared to the first quarter 2023 due to lower contractual and transactional rates and changes in customer freight mix. Contractual volume represented approximately 57% of the total load volume and 59% of the total revenue in the current quarter compared to 63% and 64%, respectively, in first quarter 2023.

Operating loss was $17.5 million compared to operating loss of $5.4 million for the first quarter 2023. Operating performance declined largely due to an $11.0 million decrease in gross profit, higher insurance costs, and integration and transition costs related to the purchase of the brokerage assets of BNSF Logistics. These items were partially offset by lower personnel-related expenses and reduced technology costs. Gross profit declined 21% versus the prior year period as a result of lower volume and revenue, despite gross profit margins improving to 14.3% as compared to 13.4% in the prior year period. ICS carrier base decreased 22% year-over-year, largely driven by changes to carrier qualification requirements to mitigate cargo theft.

Final Mile Services (FMS)

■	First Quarter 2024 Segment Revenue:	$229 million; up 2%
■	First Quarter 2024 Operating Income:	$15.1 million; up 128%

FMS revenue increased 2% compared to the same period 2023. The increase was primarily driven by multiple new contracts implemented over the past year and efforts to improve the overall revenue quality of the business. These items were partially offset by general weakness in demand across many of the end markets served.

Operating income increased 128% to $15.1 million compared to the prior-year period. First quarter 2024 included a $3.1 million benefit from a prior period claim settlement. Excluding this impact, operating income increased primarily from higher revenue and lower personnel, maintenance, and technology costs. These items were partially offset by higher facility rent expense, insurance premiums, bad debt expense, and loss on equipment sales as compared to the prior year period.

Truckload (JBT)

■	First Quarter 2024 Segment Revenue:	$178 million; down 13%
■	First Quarter 2024 Operating Income:	$1.2 million; down 75%

JBT revenue decreased 13% compared to the same period in the previous year. Revenue excluding fuel surcharge revenue decreased 13% due to a 9% decline in revenue per load excluding fuel surcharge revenue and a 5% decline in load volume. Total average effective trailer count decreased by approximately 200 units, or 2% versus the prior-year period. Trailer turns in the quarter were down 2% compared to the prior year period primarily due to changes in freight mix and weaker overall freight demand as compared to the first quarter 2023.

JBT operating income decreased 75% to $1.2 million compared to the first quarter 2023. The decrease in operating income was primarily driven by the decline in revenue. JBT segment operating income as a percentage of segment gross revenue declined versus the prior-year period as a result of higher equipment, maintenance and insurance premium expenses as a percentage of gross revenue.

Cash Flow and Capitalization:

At March 31, 2024, we had a total of $1.37 billion outstanding on various debt instruments compared to $1.58 billion at December 31, 2023.

Our net capital expenditures for the first quarter 2024 approximated $166 million compared to $380 million for the first quarter 2023. At March 31, 2024, we had cash and cash equivalents of $64 million.

In the first quarter 2024, we purchased approximately 126,000 shares of our common stock for approximately $25 million. At March 31, 2024, we had approximately $366 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2024, approximated 103.2 million.

Conference Call Information:

The company will hold a conference call today from 4:00-5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2023. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is a Fortune 500 company, an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31
	2024		2023
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,552,486		$2,731,453
Fuel surcharge revenues	391,515		498,135
Total operating revenues	2,944,001	100.0%	3,229,588	100.0%

Operating expenses
Rents and purchased transportation	1,280,987	43.5%	1,467,798	45.4%
Salaries, wages and employee benefits	807,884	27.4%	824,999	25.5%
Depreciation and amortization	182,996	6.2%	175,812	5.4%
Fuel and fuel taxes	173,527	5.9%	195,834	6.1%
Operating supplies and expenses	122,991	4.2%	128,360	4.0%
General and administrative expenses, net of asset dispositions	76,784	2.6%	60,404	1.9%
Insurance and claims	75,686	2.6%	70,328	2.2%
Operating taxes and licenses	17,535	0.6%	18,108	0.6%
Communication and utilities	11,242	0.4%	10,456	0.3%
Total operating expenses	2,749,632	93.4%	2,952,099	91.4%
Operating income	194,369	6.6%	277,489	8.6%
Net interest expense	15,649	0.5%	14,789	0.5%
Earnings before income taxes	178,720	6.1%	262,700	8.1%
Income taxes	51,227	1.8%	64,932	2.0%
Net earnings	$127,493	4.3%	$197,768	6.1%
Average diluted shares outstanding	104,107		104,729
Diluted earnings per share	$1.22		$1.89

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended March 31
	2024		2023
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,395,351	47%	$1,539,560	48%
Dedicated	860,016	29%	879,143	27%
Integrated Capacity Solutions	285,287	10%	384,774	12%
Final Mile Services	229,280	8%	225,077	7%
Truckload	178,312	6%	205,862	6%
Subtotal	2,948,246	100%	3,234,416	100%
Intersegment eliminations	(4,245)	(0%)	(4,828)	(0%)
Consolidated revenue	$2,944,001	100%	$3,229,588	100%

Operating income

Intermodal	$101,889	52%	$168,658	61%
Dedicated	93,649	48%	102,560	37%
Integrated Capacity Solutions	(17,541)	(9%)	(5,372)	(2%)
Final Mile Services	15,086	8%	6,619	2%
Truckload	1,229	1%	4,990	2%
Other (1)	57	0%	34	0%
Operating income	$194,369	100%	$277,489	100%

(1)	Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended March 31
	2024	2023

Intermodal

Loads	485,166	486,091
Average length of haul	1,689	1,651
Revenue per load	$2,876	$3,167
Average tractors during the period *	6,345	6,599
Tractors (end of period) *	6,312	6,574
Trailing equipment (end of period)	119,307	116,155
Average effective trailing equipment usage	96,112	96,306

Dedicated

Loads	1,004,419	1,077,372
Average length of haul	180	171
Revenue per truck per week**	$5,021	$5,060
Average trucks during the period***	13,298	13,469
Trucks (end of period) ***	13,254	13,325
Trailing equipment (end of period)	32,054	31,153
Average effective trailing equipment usage	32,996	31,378

Integrated Capacity Solutions

Loads	158,247	202,531
Revenue per load	$1,803	$1,900
Gross profit margin	14.3%	13.4%
Employee count (end of period)	748	807
Approximate number of third-party carriers (end of period)	116,300	149,300
Marketplace for J.B. Hunt 360 revenue (millions)	$105.5	$250.6

Final Mile Services

Stops	1,076,689	1,162,138
Average trucks during the period***	1,408	1,651

Truckload

Loads	93,685	98,784
Revenue per load	$1,903	$2,084
Average length of haul	677	640

Tractors (end of period)
Company-owned	25	104
Independent contractor	1,908	2,058
Total tractors	1,933	2,162

Trailers (end of period)	13,306	13,433
Average effective trailing equipment usage	12,891	13,127

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$64,185	$53,344
Accounts Receivable, net	1,272,115	1,334,912
Prepaid expenses and other	613,260	696,656
Total current assets	1,949,560	2,084,912
Property and equipment	8,866,281	8,767,872
Less accumulated depreciation	3,071,485	2,993,959
Net property and equipment	5,794,796	5,773,913
Other assets, net	683,427	679,435
	$8,427,783	$8,538,260

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$249,961
Trade accounts payable	731,741	737,364
Claims accruals	576,082	547,277
Accrued payroll	93,579	94,563
Other accrued expenses	142,582	150,256
Total current liabilities	1,543,984	1,779,421

Long-term debt	1,366,506	1,326,107
Other long-term liabilities	397,866	392,766
Deferred income taxes	952,996	936,208
Stockholders' equity	4,166,431	4,103,758
	$8,427,783	$8,538,260

Supplemental Data

(unaudited)

	March 31, 2024	December 31, 2023

Actual shares outstanding at end of period (000)	103,197	103,220

Book value per actual share outstanding at end of period	$40.37	$39.76

	Three Months Ended March 31
	2024	2023

Net cash provided by operating activities (000)	$466,467	$487,621

Net capital expenditures (000)	$166,182	$379,831